Exhibit 99.1

newsrelease

Headquarters Office
13737 Noel Road, Ste. 100
Dallas, TX 75240
tel: 469.893.2000
fax: 469.893.8600
www.tenethealth.com

Contacts:
Media: Steven Campanini (469) 893-6321
Investors: Thomas Rice (469) 893-2522

Tenet Announces Civil Settlement in San Diego Hospital Case

DALLAS –May 17, 2006 – Tenet Healthcare Corporation (NYSE: THC) announced today that it has reached a civil settlement with the U.S. Attorney in San Diego to resolve the long-running criminal case entitled United States of America v. Barry Weinbaum, Tenet HealthSystem Hospitals Inc. and Alvarado Hospital Medical Center Inc.

Two separate federal juries deadlocked and were unable to reach a verdict on criminal charges first brought by a grand jury in mid-2003 regarding certain physician relocation agreements at Alvarado Hospital, a 311-bed Tenet hospital in eastern San Diego County.

To avert a third criminal trial as well as potential civil liabilities that could still result, the company agreed to a civil settlement that includes a payment of $21 million to resolve potential civil claims by the government.  The payment will be recorded as a charge in Tenet’s financial results for the second quarter ended June 30, 2006.  Tenet has been informed that the U.S. Attorney in San Diego will now move to dismiss all criminal charges against all three defendants and will not file any civil litigation in the case.

In order to conclude the settlement, Tenet acceded to the demand of the Office of Inspector General in the U.S. Department of Health and Human Services that the company sell or close the hospital within a specified period of time or have the hospital face exclusion from federal health care programs such as Medicare.  The OIG had announced the potential exclusion of the hospital on May 8.  Tenet will classify the operating results of Alvarado in discontinued operations beginning in the second quarter of 2006.  Tenet said it may incur impairment and restructuring charges as a result of the sale or closure of the hospital.

“It has always been our strong desire to keep this hospital and continue providing needed health care to the residents of East San Diego County, as we have at Alvarado for more than 30 years.  Unfortunately, we were given no choice by the government except to sell or close the hospital if we wanted to settle this matter,” said Peter Urbanowicz, Tenet’s general counsel.

As part of the civil settlement, Alvarado and the Tenet subsidiary that owns the hospital denied the government’s allegations in the indictments.  In both trials, they strongly maintained that physician relocation agreements are a common practice in the hospital industry as a means to bring needed health care resources to communities.  However, Alvarado and the Tenet subsidiary agreed to include this explanatory statement as part of the settlement agreement:

“The Alvarado case has been a sobering event for Tenet, and it has led to significant reforms and strengthening of compliance standards for physician relocation agreements at all Tenet hospitals, and at hospitals across the country.

“Between 1992 and 2002, the hospital and its former chief executive officer, Barry Weinbaum, recruited approximately 100 physicians to East San Diego County.  The hospital’s relocation program provided money to these physicians to assist them in starting new practices in the area.

“Several of the relocated doctors joined ‘host practices’ of established physicians who were already affiliated with Alvarado and who referred patients to Alvarado.  We were distressed to learn that certain host physicians had obtained excessive payments by representing that they needed money to make tenant improvements to accommodate new physicians when, in fact, they never made improvements.  We regret that the hospital did not take adequate steps to assure that money provided to relocated doctors, including money earmarked for tenant improvements and office overhead was in fact used for those purposes and in all instances was justified.  We were also distressed to learn as a result of the government’s investigation that Mina Nazaryan, a former Alvarado hospital employee, received payments from certain host doctors who received financial assistance from the hospital.

“We have always had a disagreement with the government over whether anyone at Alvarado knowingly set out to violate the law in connection with these physician recruitments, but we have never disputed that there are aspects of how the recruitment program operated that are troubling.”

Tenet Healthcare Corporation, through its subsidiaries, owns and operates acute care hospitals and related health care services.  Tenet’s hospitals aim to provide the best possible care to every patient who comes through their doors, with a clear focus on quality and service.  Tenet can be found on the World Wide Web at www.tenethealth.com.

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Some of the statements in this release may constitute forward-looking statements.  Such statements are based on our current expectations and could be affected by numerous factors and are subject to various risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended Dec. 31, 2005, our quarterly reports on Form 10-Q and periodic reports on Form 8-K.  Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated.  We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.